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                                                                    Exhibit 11.1


                         PINE VALLEY MINING CORPORATION
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

         This Code of Ethics (the "Code") applies to the senior financial officers of Pine Valley Mining Corporation (the "Company"), including the Company's Chairman, CEO, Corporate Secretary, CFO, principal accounting officer or controller, or persons performing similar functions (collectively, the "Senior Financial Officers"). The Company's Senior Financial Officers shall (absent a waiver from the Company's Board of Directors), to the best of their knowledge and ability adhere to and advocate the following principles and responsibilities governing their professional and ethical conduct. The failure to adhere to the Code will result in the disciplinary action deemed appropriate by the applicable supervisory personnel or by the Company's Board of Directors, which may include termination of employment. Senior Financial Officers shall:

    o    act in an ethical manner with honesty and integrity.

    o resolve ethically all actual or apparent conflicts of interest between personal and professional relationships.

    o endeavor to provide information that is full, fair, accurate, timely, and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and other public filings or communications made by the Company.

    o endeavor to comply faithfully with all applicable laws, rules and regulations of United States and Canadian federal, state, provincial and local governments, and all applicable private and public regulatory agencies.

    o report promptly to the Audit Committee any violation or suspected violation of the Code.

         Each Senior Financial Officer is expected to adhere at all times to this Code. Only the Board of Directors shall have the authority to approve any deviation or waiver from this Code. Any waiver, including to whom it was granted and the date thereof, and the reasons for it shall be disclosed in the Company's filing on the Form 20-F with the SEC or, subject to the conditions established by the SEC, posted on the Company's Web site.